Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Third Quarter of 2010

CHELMSFORD, Mass.--(BUSINESS WIRE)--October 21, 2010--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the third quarter ended September 30, 2010 of $64.2 million, representing an increase of 54.7% compared with $41.5 million for the third quarter of 2009 and an increase of 6.4% compared with $60.3 million for the second quarter of 2010. Net income for the quarter was $20.8 million, or $0.69 per diluted share, an increase of 73.8% compared with $12.0 million, or $0.40 per diluted share, for the third quarter of 2009, and an increase of 8.8% compared with $19.2 million, or $0.64 per diluted share, for the second quarter of 2010.

For the third quarter of 2010, revenue from customers in the United States was $28.1 million, or 43.8% of the company’s total revenue, and revenue from customers outside the United States was $36.1 million, or 56.2% of total revenue. Gross margin was 74.6% for the third quarter of 2010, compared with 72.0% for the third quarter of 2009 and 74.8% for the second quarter of 2010. Operating income for the third quarter was $32.2 million, or 50.2% of revenue. Total cash and cash equivalents at September 30, 2010 was $273.0 million, an increase of $31.2 million for the quarter.

Business Outlook

The company expects revenue for the fourth quarter ending December 31, 2010 to be in the range of $64.5 million to $66.5 million and net income to be in the range of $20.2 million to $21.0 million, or $0.67 to $0.69 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave web site at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4370901. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high-performance integrated circuits (ICs), modules, subsystems and instrumentation for technically demanding radio frequency (RF), microwave and millimeterwave applications. Products include amplifiers, attenuators, broadband time delay, comparators, data converters, DC power conditioning, DC power management, dielectric resonator oscillators, filters-tunable, frequency dividers and detectors, frequency multipliers, high speed digital logic, interface, limiting amplifiers, mixers and converters, modulators and demodulators, multiplexers and de-multiplexers, oscillators, passives, phase lock loops (PLL), PLL with integrated VCOs, phase shifters, power detectors, sensors, switches, synthesizers, transimpedance amplifiers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to accurately assess end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2010, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$273,002	$220,477
Accounts receivable, net	27,485	17,886
Inventories	23,070	19,564
Income taxes receivable	2,989	-
Prepaid expenses and other current assets	1,923	1,564
Deferred taxes	9,255	7,946
Total current assets	337,724	267,437
Property and equipment, net	23,834	19,933
Other assets	10,602	5,323
Total assets	$372,160	$292,693

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,105	$1,632
Accrued expenses	10,377	6,208
Income taxes payable	-	209
Deferred revenue and customer advances	5,936	4,016
Total current liabilities	20,418	12,065
Long-term income taxes payable	5,771	5,960
Deferred taxes	-	519
Total liabilities	26,189	18,544
Total stockholders' equity	345,971	274,149
Total liabilities and stockholders' equity	$372,160	$292,693

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$64,166	$41,469	$178,673	$119,337
Cost of revenue	16,287	11,623	45,914	34,238
Gross profit	47,879	29,846	132,759	85,099
	74.6%	72.0%	74.3%	71.3%
Operating expenses:
Research and development	8,308	5,609	23,095	16,877
Sales and marketing	4,524	3,778	14,055	10,881
General and administrative	2,839	2,185	8,614	7,179
Total operating expenses	15,671	11,572	45,764	34,937
Income from operations	32,208	18,274	86,995	50,162
	50.2%	44.1%	48.7%	42.0%

Interest and other income (expense), net	(30)	78	(77)	363
Income before income taxes	32,178	18,352	86,918	50,525
Provision for income taxes	11,343	6,367	30,805	17,769
Net income	$20,835	$11,985	$56,113	$32,756

Earnings per share:
Basic	$0.70	$0.41	$1.90	$1.12
Diluted	$0.69	$0.40	$1.87	$1.10

Weighted Average Shares Outstanding:
Basic	29,659	29,438	29,458	29,372
Diluted	30,189	29,933	30,034	29,816

CONTACT:
Hittite Microwave Corporation
William W. Boecke, V.P. and Chief Financial Officer, 978-250-3343